PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS FIRST QUARTER 2008 EARNINGS
Thursday, April 24th, 2008     11:00 am local time

Facilitator:
Good morning, and welcome to Peoples Bancorp’s conference call.  My name is Mike, and I will be your conference facilitator today.  Today’s call will cover Peoples Bancorp’s discussion of results of operations for the quarter ended March 31, 2008.

[Facilitator Instructions]  This call is also being recorded.  If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples’ future financial performance.  These statements are based on management’s current expectations.  The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples’ Securities and Exchange Commission filings.  Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples’ business and operations, it is possible that actual results may differ materially from these projections.  Peoples disclaims any responsibility to update these forward-looking statements.

Peoples’ 1st quarter 2008 earnings statement was released this morning and is available at peoplesbancorp.com.

This call will include about 15 minutes of prepared commentary, followed by a question and answer period, which I will facilitate.  An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp’s participants in today’s call will be Mark Bradley, President and Chief Executive Officer and Carol Schneeberger, Chief Financial Officer and Treasurer, and both will be available for questions following opening statements.

Mr. Bradley, you may begin your conference.

Mr. Mark Bradley: Thank you Mike.  Good morning and welcome to Peoples Bancorp’s conference call.

Today, Peoples Bancorp reported first quarter 2008 net income of $5.6 million, or earnings per diluted share of 55 cents, which is 2 cents better than last year’s first quarter earnings per share of 53 cents.

First quarter 2008 return on average equity was 11.00% and return on average assets was a healthy 1.21%.

First quarter highlights included higher net interest income and net interest margin, good non-interest income results, and reasonable expense control.  First quarter earnings also benefited from a net gain of $293 thousand on sales of investment securities, which includes $134 thousand from the partial redemption of our equity interest in Visa USA.

Challenges in the first quarter include loan loss provision at much higher levels than reported in first quarter 2007, plus an increase in nonperforming loans due primarily to a $7 million commercial loan related to a single credit relationship being placed in nonaccrual status at March 31, 2008.  We will discuss this credit and loan quality in more detail later in this call.

But first, a bright spot for the quarter was net interest income and net interest margin, which were $14.3 million and 3.51% respectively, with margin being up 11 basis points compared to fourth quarter 2007.

The major factor impacting the increase was a reduction in our cost of funds, which outpaced declines in earning asset yield.  Our first quarter cost of interest bearing liabilities dropped 39 basis points from the fourth quarter of 2007 to 3.52%, due in large part to recent reductions in short term interest rates, along with decreases of certain deposit rates and normal re-pricing of maturing liabilities to lower, current market rates.

We also benefited from growth in our retail deposits that allowed us to shift some of our funding out of higher-cost borrowings and brokered CDs.

On the other side of the balance sheet, our earning asset yield was 6.61% for the first quarter, down just 24 basis points from the fourth quarter of 2007.  Our first quarter earning asset yield included some enhancements to income, such as loan pre-payment fees and collection of some non-accrual interest, both of which were offset by reversals of accrued interest on the $7 million nonaccrual commercial loan.  The net effect of these three items added approximately $126 thousand to net interest income and therefore 3 basis points to first quarter margin.

Our balance sheet has become neutral to slightly “asset sensitive” in the one-year time horizon, which could mitigate any benefits of additional decreases in market rates.  Prospectively, we look for net interest margin to decline slightly in the second quarter to the mid 3.40%’s, with earning asset balances to be similar to first quarter 2008 levels.

As we expected, first quarter earning asset growth proved to be difficult, with gross loans declining $5.2 million from the end of 2007, which added some income through loan prepayment fees.  Commercial real estate balances were down $15.4 million due to large payoffs that we had anticipated.  Some of these declines were offset by gains in other commercial loans, and consumer loans, which increased a combined $9.2 million.

Our loan production and pipeline is OK, but we anticipate loan growth to continue to be challenged throughout the second quarter and the rest of the year, especially with some known loan payoffs already in motion.  We look for another period of flat loan growth in the 2nd quarter, with possible slight declines in total balances, especially with our continued selling of many 1-4 family loans to the secondary market.

Now let’s shift to asset quality.  In the first quarter much of our attention was focused on a single commercial customer relationship comprised of two separate loans collateralized by real estate, which totaled $8 million at December 31, 2007.  The loans were construction loans and the project was substantially completed in the fall of 2007.

This specific credit is based in central Ohio and is a health, fitness and lifestyle club/banquet facility, for which we had provided a specific reserve of $1 million at December 31, 2007.  Because the loan did not meet repayment requirements, we charged off $1 million of the relationship in the first quarter of 2008.

The remaining $7 million loan is secured by a first mortgage in favor of Peoples Bancorp, but is now a nonaccrual loan.

Although the demographics of the central Ohio area are still strong, the current overall economic environment also causes uncertainty.  We have considered the status of this loan relationship in our systematic quarterly loan loss reserve analysis and believe the loan to be adequately collateralized based on updated appraisals completed in December 2007, which we believe appropriately considered the special purpose of the facility.

Primarily as a result of this relationship, Peoples’ March 31 nonperforming loans increased $8.1 million over year-end 2007, and totaled $17.5 million or 1.57% of total loans at the end of the first quarter.  Net charge offs were $1.2 million for the quarter or 0.43% of annualized loan balances, up $600,000 from 2007’s first quarter.  First quarter provision for loan losses expense was $1.4 million, down slightly from $1.5 million in the fourth quarter, but up compared to $600,000 last year.

While we are not pleased with the impact this credit has had on our asset quality ratios during the quarter, we think the risk is manageable and it has appropriately been factored into our determination of the adequacy of our allowance at March 31, 2008.

And now I will turn the call over to Carol Schneeberger, our CFO, for her comments on first quarter 2008 results.

Ms. Carol Schneeberger:  Thank you.

As Mark mentioned, our first quarter 2008 results included a net gain of $293 thousand on the sale of securities in our investment portfolio.

The sales were the result of active portfolio management focused on reducing our credit exposure risk and interest rate risk – in the event of a rising rate environment.  We sold $7.2 million of preferred stocks issued by Fannie Mae and Freddie Mac at a net loss of $200 thousand.  We believe this reduces potential loss exposure from ongoing issues surrounding those entities.  The $7.2 million in book value had previously been reduced by $3.2 million due to impairment charges recorded in fourth quarter 2007.

Losses on Fannie Mae and Freddie Mac were offset by net gains totaling $200 thousand from the sale of two US agency collateralized mortgage obligations with an aggregate book value of $7.6 million, which lessens our exposure to rising interest rates.  We also recognized a net gain of approximately $100 thousand from the sale of several “small lot” mortgage-backed securities and a gain of $134 thousand from the partial redemption of our equity interest in Visa USA.

We think that first quarter’s active management of our investment portfolio better positions our company from a credit and interest rate risk perspective.

On the funding side, total deposits at March 31st increased $63 million from year-end 2007, with an $82 million gain in retail deposits offset by planned declines in brokered CDs.  Most of the deposit growth was due to seasonal increases in public funds accounts and growth in our retail CD portfolio.  Total public funds checking balances increased by $27 million as real estate and income tax revenues were collected.  Retail CDs gained $50 million due mostly to the attraction of funds from customers outside our primary market area as a lower cost alternative to brokered CD’s.  Non-interest bearing accounts saw modest gains for the quarter, up $2.4 million from year-end 2007.  We also continued to see gains in money markets, which were up $3 million at March 31st over year-end.

Regular personal and business money markets were also up $14 million.  As a result of deposit growth, we were able to reduce balances in higher-cost borrowed funds by $62 million.  We do not look for similar deposit growth in the second quarter, as public funds tax revenues will begin to be distributed for summer projects, and competition for retail deposits continues to be intense.  Our strategy is to steadily grow our core deposits and seek the most cost effective ways of supplementing our funding needs, as we have done through our CD offerings.

And now for a look at our non-interest income and operating expense for the quarter…

Total non-interest income was $8.2 million for the first quarter of 2008 and represented 37% of Peoples’ total revenues in the first quarter.  Increases in brokerage, fiduciary, and card services revenues were offset by lower account service charges and mortgage banking revenues.  Brokerage and trust fees were up 9% year-over-year due mostly to an increase of 5% in the market value of total assets under management.  Card services revenues were up $94 thousand or 11% over the first quarter of 2007, as the result of sustained increases in debit card activity.

Total insurance revenues were basically flat from the prior year quarter, which is “not bad” considering the “soft” insurance market that has continued to decrease premiums in the insurance industry.  First quarter insurance income also included $835 thousand in one-time profit-sharing revenues, which are normally recognized during the first quarter of the year.  These profit-sharing revenues were slightly higher than 2007’s total, and helped to push total non-interest income 8% higher when compared with the 4th quarter of 2007.

Total non-interest expense was $13.7 million through the first three months of 2008, versus $13.3 million for the same period in 2007.  First quarter salary and benefit costs were up 4% over last year and accounted for most of the increase in total non-interest expense, due mostly to higher sales-based compensation and additional equity-based compensation.

We also experienced year-over-year increases in data processing and software expenses, net occupancy, marketing, and on-line banking expenses.  Despite the 3% increase in total operating expense over the prior year, Peoples’ efficiency ratio improved to 58.09% from 58.45% last year, as revenue growth outpaced expense growth.  Our return on assets and efficiency ratio compare favorably with our peers, and we continue to focus on both top line revenue growth as well as efficiency to optimize shareholder return.

I will now turn the call back over to Mark for his final comments.

Mr. Mark Bradley: Thanks Carol.

Overall, we thought it was a good quarter as earnings per share improved over last year’s first quarter despite increased provision for loan loss expense and a tougher operating environment in general for financial services companies.

As we expected, loan growth took a small step backward, but we were able to grow deposits, therefore reducing borrowed funds.  Our earnings benefited from increases in net interest income and margin, and we had strong non-interest income numbers.  Like many in our industry, we saw deterioration in asset quality, although the vast majority of our increase in nonperforming loans was due to a single commercial loan relationship, and we think we are adequately collateralized on that nonperforming loan.  We had some increase in operating expense, but it was offset by stronger growth in revenues.

As we mentioned in our last conference call, we are protecting and growing our capital levels in light of the unpredictable nature of current financial markets.  We expect to be less active with stock buy-backs in 2008, and for the first quarter we repurchased just 13,600 shares, down sharply from the 84,600 shares repurchased in the fourth quarter of 2007.  Our capital ratios remain strong, as evidenced by our tangible equity to tangible assets ratio of 7.58% at the end of the first quarter and improvements in regulatory capital ratios where we continue to maintain well above well-capitalized standards.  As always, we will continue to manage Peoples Bancorp for the long-term while making the best of a challenging operating environment.

This concludes our commentary, and we will open the call for questions.  Once again, this is Mark Bradley and joining me for the Q and A session will be Carol Schneeberger, Chief Financial Officer.

I will now turn the call back into the hands of our call facilitator.  Thank you.

Question and Answer Session

Facilitator:  Thank you, sir.  [Facilitator Instructions] Your first question comes from Jason Werner of Howe Barnes.

Jason Werner: Good morning.

Mark Bradley: Hello, Jason.

Carol Schneeberger: Hello, Jason.

Jason Werner: First question was regarding the $8 million relationship that was added to non-accrual.  Would you repeat what’s this – what it was for?  You said something about lifestyle?

Mark Bradley: Yeah, it’s a really large lifestyle, health and fitness center.  It also offers banquet facilities to the public.  It’d be like a very large clubhouse to a nice golf course without the golf course, might explain it better.  So it’s a large facility that provides health and fitness and lifestyle, spa-type treatments for the clients in central Ohio and beyond.

Jason Werner: Okay.  And you said this project was completed?

Mark Bradley: Yes, it was completed in the fall of 2007.  So, it is done, it just did not meet repayment requirements that were in place for first quarter of 2008.

Jason Werner: Is the facility up and running, I mean, is it doing something?

Mark Bradley: Yes, it is up and running, yes.

Jason Werner: So, essentially it’s not generating enough revenue pay you guys back?

Mark Bradley: That is a fair assumption.

Jason Werner: Okay.  What do you think resolution is on something like this?  Does it go to foreclosure and you sell it or...

Mark Bradley: Well, it could go a variety of ways, Jason, and it’s not my spot to say which way it will go, but, it is just too early to tell.  We’re sitting back and working with management.  But it’s just too early to tell, which way – which direction this could go.  This could be a non-performing loan for several months for us or longer as they work to resolve the issues.

Jason Werner: Okay.  And when you originated this loan, it was obviously a construction loan, were you intending to be a construction to perm?  Or did you get stuck with it?

Mark Bradley: No, I think we were in for the permanent.  I don’t know if we thought we would have the loan for 10 or 20 years.  The capital market’s going to get involved at some point.  But we have a first mortgage as I said, it’s a $7 million relationship and now we’re just trying to work through it.

Jason Werner: Okay.  And then you obviously you had said that you think it’s adequately collateralized.  I’m curious if you could tell us what the loan to value is on it?

Mark Bradley: Well, the appraisals are all above the $7 million mark, that’s probably what I - - I should just stop there with that much information.  We think we’re adequately collateralized, but with the way the economy is going and the capital markets etcetera, that’s the way we feel today, but who knows several months from now.

Jason Werner: Okay.  All right.  And then the other question that I had was on the margin. You had said that you were guiding down to 340 range – 340’s for the second quarter.  I’m just guessing, I’m curious what your assumptions are.  Are you assuming -- what kind of Fed cuts are you assuming and what I guess is really pushing that down?

Mark Bradley: Yeah, it’s a good question.  Remember we picked up about 3 basis points from prepay fees in the first quarter.  We picked up some non-accrual interest, so probably the run rate’s closer to the high 340s.  We don’t think we’ll pick up any more benefit from any more rate cuts.  We’re actually about as close to neutral as you can be right now.  So whether it stays flat or it stays neutral our simulation is saying we’ll be right in that mid-340s range, assuming no major changes in the balance sheet.  So that’s pretty much the basis of our assumptions. We do pretty detailed assumptions.  We also do some back of the envelope stuff and we also look at what our customers are doing whether it’s loan refinancings, really re-pricings is the better way to describe it.  We are getting hit with more of those.  Yes, our funding costs are going down but it’s probably every week we see $1 million plus loan re-priced downward to where we may get a prepay fee out of it, we may not.  So, those are the kind of things that will push us down a little bit from that 3.51% we reported in the first quarter.

Jason Werner: Okay.  Now you say you’re more neutral now, kind of going back to your 10-K, if you looked at the net interest income analysis that you did that suggested that the impact to net interest income would be positive and it’s in a down rate scenario.  Has that really changed or...

Mark Bradley: Yeah, we’ve made – and I’ll let Carol speak a little bit.  We’ve made a lot of changes in the last three months.  We do believe at some point as most, probably everybody does, rates will go back up at some point.  So we’re trying to turn the ship a little bit, but Carol had some stuff to add.

Carol Schneeberger: We continue to look at the balance sheet and try to match funding to the extent possible, as well as we’ve shortened duration on some things by some of the – by the investment securities that we did sell.  So, there are several things we’re trying to do to reposition the balance sheet.

Jason Werner: Okay.  And then, last question, I didn’t catch any kind of guidance for earnings in your prepared remarks.  Are you still comfortable with what your previous guidance was?

Mark Bradley: Good question, Jason.  I would say we are.  The wild card is of course loan loss provision as it is with every financial company.  We still own some CDOs that we always look at for potential impairment.  So, barring any wild cards I feel comfortable with what we’ve stated at the end -- where we put our guidance out for the year three months ago.

Jason Warner: All right.  Thank you.

Facilitator: And the next question we have comes from Daniel Arnold with Sandler O’Neill.

Daniel Arnold: Hey, good morning, guys

Mark Bradley: Hi, Dan.

Daniel Arnold: First question, just kind of going back to that large single credit.  So if I can understand, it sounded like you guys had a specific reserve of $1 million against that and then you took a $1 million charge-off, bringing the total value down to $7 million?

Mark Bradley: That is correct.

Daniel Arnold: Does that imply that there’s no longer a specific reserve against that loan right now?

Mark Bradley: At this point there is no specific loan loss reserve against that loan.  That is something we will monitor going forward as we see how the credit performs and see how the markets are, getting updated appraisals, that type of situation.  But yeah, you are correct in your assumptions, Dan.

Daniel Arnold: Okay.  And then just kind of secondly with credit, the reserve to NPA coverage ratio dropped quite a bit this quarter to 89%, and you’ve kind of traditionally held that at over 200% percent.  Is that a level you guys are comfortable with?  Do you foresee having to build that back up possibly in future quarters...?

Mark Bradley: Yeah, good question Dan.  I am comfortable with it because the big loan we just talked five minutes about is really the driver of that at this point, and we think we’re adequately collateralized.  If it was an assortment of 10 to 20 different commercial loans or consumer or real estate loans driving some of that, I would probably answer the question differently.  We have a fairly sophisticated approach to measuring what our loan loss reserve should be.  I think it’s a good process.  It is one that we really crank through every quarter.  But I’m comfortable with that number, I mean obviously at face value the number’s a lot lower than you’re used to seeing it, but I think it’s explainable and manageable.

Daniel Arnold: And if you take out that $1 million charge off related to this credit, it looks like charge offs actually came in quite a bit from prior quarters?

Mark Bradley: Yeah, you are right.  It was a good, I’ll say low quarter for net charge offs.  We are seeing a slight tick up in delinquencies on commercial loans, and when I compare ourselves to say December 31 or September 30 or June 30, and I’m throwing out the large $7 to $8 million credit there.  But a slight tick up in delinquencies, so yes charge offs were low but we’re still keeping our eye on the situation because there was a slight tick up in delinquencies on the commercial loan side.

Daniel Arnold: What about the watch list credits, where are you – where have those been trending...

Mark Bradley: Really not a significant change.  Obviously we don’t publish that list, but not big enough changes that we’d have to discuss.  There’s always a couple credits that move in, they’re on the watch list, there’s also a couple we think could move off.  So nothing really of significant change there.

Daniel Arnold: Okay.  Just kind of moving on from credit, you mentioned that you still do own some CDOs even after this sale, can you just outline what your CDO or CMO exposure is right now, the total value?

Mark Bradley: It was hard to hear you, Dan, could you repeat that?

Daniel Arnold: I’m sorry.  You said that you did still own some CDOs even after this large sale in the quarter.  I was just hoping you could give us your total exposure to that.

Carol Schneeberger: We’re just over $6 million in CDOs and income notes.

Daniel Arnold: Okay.

Carol Schneeberger: That’s our current book value.

Mark Bradley: The sales in the first quarter were Fannie and Freddie preferred stock, so book value of the CDOs are just about $6 million.

Daniel Arnold: Have you written those down at all or are those at face value still?

Carol Schneeberger: That’s not – that would be the value after the write downs in fourth quarter.

Daniel Arnold: Okay.  All right, so that includes the write downs.  Okay, and then just one last question on the insurance revenue, it sounded like you had about, a little over $800,000 in onetime expenses so that should come down a little bit from this quarter, kind of trend back toward the fourth quarter level?

Carol Schneeberger: That $800,000 represents the annual payment that we receive in the first quarter that’s the performance-based earnings.  So we will not see that again this year.  Almost all of it gets recorded in the first quarter.

Daniel Arnold: Okay so that’ll recur again.

Mark Bradley: Yeah.  Dan, I think you might have referred to it as expense, its income to us.

Daniel Arnold: Sorry, yes I apologize, that’s insurance revenue.

Mark Bradley: But yeah, it’s most, 98% of it’s in the first quarter and it was roughly equivalent to what we were able to record last year.  So we’re pretty pleased with that.  That’s a very unpredictable number.

Daniel Arnold: Okay.  All right, well I think that covers it for me guys.  Thanks a lot.

Mark Bradley: All right.  Thank you, Dan

Facilitator: And the next question we have comes from Bernard Horn with Polaris Capital.

Bernard Horn: Good morning, and...

Mark Bradley: Good morning.

Bernard Horn: Good quarter.  Just a few questions.  On the sale of preferred stock, is there any notion that you need to keep any preferred stock just to maintain your borrowing abilities?  That wouldn’t have any affect on the Fannie and Freddie.

Mark Bradley: No.

Carol Schneeberger: No, it does not.

Bernard Horn: Federal Home Loan Bank preferred, do you have any of that or is it – or is that just...

Carol Schneeberger: Yes, we do.

Mark Bradley: Yes, and that would impact that situation.  The Fannie and Freddie preferreds do not affect borrowing.  We have a good amount of Federal Home Loan Bank, more than we need actually, but no, it does not affect our borrowings.

Bernard Horn: Okay.  You’re comfortable with that position?

Mark Bradley: Yes, at this time, we think it’s pretty solid.

Bernard Horn: Which Federal Home Loan Bank is it that you would have borrowings from?

Mark Bradley: We are in the Cincinnati district.

Bernard Horn: Okay.  And then on the charge offs, it looks like you may have had a -- did you possibly also have a recovery on the commercial side?  Because it looked like that was a lower number than the million dollars you were talking about…on the chargeoffs and …?

Mark Bradley: Yes.

Bernard Horn: Recoveries its looks like...

Mark Bradley: Yeah, you’re correct, Bernard, we did have some recoveries in the commercial portfolio.  We also had a strong recovery in first quarter of ‘07 which pushed that number down a little bit when looking at comparisons, but we did have some recoveries on the commercial side, yes.

Bernard Horn: Okay.  And then you said that deposit pricing was still pretty intense.  Any particular further color on that in terms of which institutions that’s coming from, is it large, small, credit unions versus others?

Carol Schneeberger: It is kind of all over the place but especially some of the larger institutions are raising funding that way.  We’re aware of a competitor that’s close to 5%, offering 5% on CDs and that’s how they’re raising some of -- meeting some of their funding requirements.

Bernard Horn: Without mentioning names I suppose it -- some of your competitors are looking for more capital, is it related to that or...

Carol Schneeberger: That’s what we believe.

Bernard Horn: Okay.  And then on the loan side, can you just give us a little bit of an idea what the competitive situation is on the loans, on loans?  If deposits are really competitively priced, what about loans?

Mark Bradley: Yeah, loans I would say it’s not as cut throat right now.  We’re still in some dogfights for good credits, but the widening credit spreads, I mean it’s just a different market right now, the capital markets are not as active as they were a year or two ago.  So it is different, we are trying to price risk accordingly.  I think we’re seeing some success there, but still you get the occasional loan quote out of nowhere if somebody really wants some loans.  So just when you think things have stabilized you get surprised by something but, it is -- we are working on our loan pricing as well.

Bernard Horn: And then in terms of capital market competition, is that still there?  Or has it just kind of gone away?

Mark Bradley: It...

Bernard Horn: Do you even get competition from that with your...

Mark Bradley: Well we -- yes, we do get competition.  I wouldn’t say it’s gone away, it has definitely slowed down.  It’s -- the needle’s pointing towards gone away, but it won’t stay there forever.  We have some deals still on the books that we thought would go to the capital markets.  They have not yet, but I think at some point they will.  But it has definitely cooled off compared to where it was a year ago.

Bernard Horn: And then lastly on the – I know you talked about the delinquencies and watch list.  It sounds like that’s reasonably under control.  But as you look through deeper into the -- or a little bit further out into the loan portfolio, not just with respect to construction, but other things, are you concerned that given the direction that the economy is going that you’re likely to see either improvements or further deterioration on what you see in the local economy there or beyond?

Mark Bradley: Well, our local, I’ll say the very local economy is relatively stable.  Obviously, the national economy worries me.  If things deteriorate further I think loan quality will be challenged.  There’s just – I mean I think a lot of banks would be in that situation.  We tend to think our underwriting practices are good.  We’re not taking on more risk; we did not take on risk or more risk unnecessarily in the last few years.  So, I hope our underwriting standards prove that we’ll be a better loan quality company than some of our peers because of our past practices.  But the national economy does concern me.  The commodity prices, that puts a drain on people and it makes  people, I think go back more into a shell and not try to grow their businesses, which could impact our economy even more.  So it kind of has a trickle down effect that does concern me.

Bernard Horn: Would you say that any of your customers are exposed more toward the weak dollar in the sense of export-oriented?  We’re hearing some reports that that’s actually picked up a little bit or...

Mark Bradley: No, not really, it’s probably just more the slower real estate market, that’s really what it is, it’s not the import/export concept but it does have an impact on the entire economy.  So, it does slow down some of our clients.

Bernard Horn: Okay.  Well thanks very much and congratulations on a good quarter.

Mark Bradley: Thank you.

Carol Schneeberger: Thank you.

Facilitator: [Facilitator Instructions] And Mr. Bradley, at this time, sir it looks like we have no further questions.  Do you have any closing remarks?

Mark Bradley: Just simply to say, I want to thank everyone for participating.  Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com under the Investor Relations section.  Thanks for your time and have a great day.

Facilitator: Thank you, Mr. Bradley.  Thank you, Ms. Schneeberger.  This will conclude today’s conference call.  At this time you may disconnect your lines.  Thank you.

END